Exhibit 99.1

eMagin Reports Fourth Quarter and 2012 Financial Results

Display Revenues Up 11%, Net Income $2.3 Million in 2012

BELLEVUE, Wash. - March 11, 2013 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced fourth quarter and full year 2012 financial results.

“Our leadership position in Active Matrix OLED microdisplays and manufacturing was further strengthened in 2012 with the introduction of innovative new products and technologies that are opening up new markets and driving the replacement market for existing LCD-based products. This is due to our displays’ superior performance characteristics, our extensive, broad line of microdisplay products and our ability to meet even the most demanding specifications,” stated Andrew Sculley, president and CEO.

Mr. Sculley continued, “We have continued to experience some delays caused by the repairs and modifications to our new OLED deposition tool. Demand for our products remains strong. We expect to ship over $2 million of orders this quarter that were scheduled to ship in the fourth quarter, which will augment first quarter results. We have recently completed repairs on the new OLED deposition tool, and it is now operating at a higher pace than the Company’s existing OLED deposition machine. We will continue to optimize the new tool up to its full potential and we remain confident that the greater capacity and production efficiencies to be gained from the new machine will enable us to better address our key markets, which involve a range of military, commercial, industrial, medical, and consumer applications.”

Quarterly Results

Revenues for the fourth quarter were $8.3 million versus $8.0 million for the comparable period in 2011. Gross margin for the fourth quarter was 49% of revenue on gross profit of $4.1 million, compared to a gross margin of 49% the prior quarter and for the full year 2012. Gross margin for fourth quarter 2011 was 65% of revenue. The year-over-year decrease in gross margin was mainly attributable to higher costs for production, depreciation and labor as well as a lower average selling price.

Research and development expenses for the fourth quarter of 2012 were 14% of revenue compared to 12% for the prior year period due primarily to the development of the new digital SVGA microdisplay.

Selling, general and administrative expenses decreased to 25% of revenue compared to 35% in the same quarter last year due primarily to lower non-cash compensation, incentive compensation and accounting fees. Operating income for the fourth quarter of 2012 was $0.9 million compared to $1.5 million for the same period of 2011.

Net income for the fourth quarter of 2012 was $1.8 million or $0.04 per diluted share compared to net income of $1.2 million or $0.04 per diluted share in the prior-year period. During the fourth quarter of 2012, the Company had a net tax benefit of $0.9 million from a deferred tax asset valuation allowance adjustment resulting from the Company’s net operating loss (“NOL”) carryforwards. Adjusted EBITDA was $1.6 million in the fourth quarter of 2012, compared to $2.6 million in the fourth quarter of 2011.

Full Year Results

For the year ended December 31, 2012, eMagin generated revenues of $30.6 million versus $29.2 million for 2011. Display sales increased 11%, offset by a 22% decrease in contract revenue. Gross profit for the year ended December 31, 2012, totaled $15.0 million versus $15.5 million for 2011. Gross margin for 2012 was 49% versus 53% for 2011 due to lower average selling price and higher production, labor and material costs.

Research and development expenses increased to 16% of revenue from 11% in 2011 primarily due to development of the new XGA and digital SVGA microdisplays and to having our in-house design group for a full year compared to 9 months in 2011.

Selling, general and administrative expenses decreased to 28% of revenue in 2012 from 31% in 2011, primarily due to decreased stock option, incentive compensation, recruiting fees and accounting fee expenses.

Operating income for 2012 totaled $1.6 million as compared to $3.3 million for 2011. Net income for 2012 was $2.3 million or $0.06 per diluted share including a full year net tax benefit of $0.6 million. Adjusted net income was $2.3 million for 2011. Net income for 2011 included a one-time benefit of $2.5 million related to a change in fair value of a warrant liability. Adjusted EBITDA for 2012 was $4.5 million versus $6.3 million in 2011.

During 2012, eMagin continued to fund its activities and the expansion of its business in military, industrial and consumer markets exclusively through cash generated by operations. At December 31, 2012, the Company had approximately $13.4 million of cash, cash equivalents, and investments in certificates of deposit and corporate bonds, compared to $14.3 million at December 31, 2011. During 2012, the Company purchased $2.5 million of equipment and repurchased 125,000 shares of its common stock in the open market under its share repurchase program at a cost of approximately $368,000. In addition, during 2012 eMagin paid a one-time special cash dividend totaling $3.1 million, or $0.10 per share.

Recent Corporate Highlights

•
eMagin continues to see a significant increase in demand from both military and commercial customers for the VGA OLED-XL, which was released in early 2011. We are in the final stages of completing an agreement with a new customer for a significant amount of revenue for a military program. Shipments are scheduled to begin in Q1 2013.

•
Signed a contract extension with Sagem (Safran Group), Paris, France, for the exclusive supply of OLED Microdisplays for the FELIN program. To date, eMagin has delivered more than 17,000 active matrix OLED microdisplays for FELIN, with an approximate 15,000 additional microdisplays to be delivered during the extended contract period.

•
Secured a new consumer customer, Tracking Point, Inc., who markets a precision guided firearm, integrating hardware, digital optics and tracking technology to provide a higher quality sport shooting experience. Deliveries scheduled to begin in Q1 2013.

•	Completed both phases of the WUXGA microdisplay program for the U.S. SOCOM on time during the fourth quarter of 2012.

•	Continued deliveries to BAE Systems Oasys Technology for the U.S. Army Thermal Weapon Sight Remote Viewer. Approximately 12,000 displays were delivered for this program in 2012.

•	Completed and finalized Phase I of the Navair program and initiated work on Phase II to complete a 2,000 by 2,000 pixel, very high brightness microdisplay for the US Navy.

•	Successfully delivered on both contracts for the ENVG II program, which will continue through mid-2013. The program is expected continue in the second half of 2013 through 2014.

•
Continuing to move toward release of the Digital SVGA (DSVGA) OLED microdisplay, which takes advantage of the improvements embodied in the Company’s SXGA and WUXGA OLED microdisplays while adding a digital interface for improved contrast and pixel-to-pixel uniformity. Early samples have been sent to key customers.

•
In 2012, the Company developed two new microdisplay products, an XGA specifically for the camera viewfinder market and a digital SVGA which is an upgrade of our existing analog SVGA microdisplay. The XGA will allow us to enter the camera market with an effective, efficient display that meets requirements yet is more economical to produce due to its smaller size.

•
eMagin is installing Eyelit’s MES system software platform to enable product traceability and precise manufacturing controls for the Company’s complex processes that combine semiconductor and display technologies for its microdisplay business.

•
Continuing work on direct patterning which when complete will result in displays with no color filters that are 4 to 5 times more efficient and can be much brighter than microdisplays using our current color filter technology. This will enable the Company to better meet the needs of customers with very high brightness requirements.

•
Continue working on the viewfinder application of our new XGA product with a large camera manufacturer. Good progress has been made in meeting the color gamut requirement and expected completion next month. First shipments could be as early as August, 2013.

“We continue to see strong interest in our OLED microdisplays from a variety of existing and prospective customers.  Our backlog of business remains solid. We are optimistic about our prospects for 2013 and expect improved performance as our new SNU machine becomes fully optimized,” concluded Mr. Sculley.

Outlook

Based on current market conditions and scheduled shipments and deliveries under existing and expected contracts and purchase orders, the Company expects 2013 revenue to fall within the range of $34 million to $39 million. First quarter revenue is expected to increase approximately 39% over first quarter last year to approximately $8.5 million.

Full Year & Quarterly Report and Conference Call

Full results will be published in the Company's 10-K report for the full year and fourth quarter ending December 31, 2012, to be filed with the SEC on March 14, 2013. Final results will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin at 5:00 p.m. ET today. An archive of the webcast will be available one hour after the live call through April 11, 2013. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Contact:

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$4,385	$7,571
Investments	8,520	5,745
Accounts receivable, net	5,154	5,576
Inventories, net	3,223	2,760
Prepaid expenses and other current assets	653	1,008
Total current assets	21,935	22,660
Long-term investments	500	1,000
Equipment, furniture and leasehold improvements, net	8,099	5,980
Other assets	124	127
Deferred tax asset	8,881	8,165
Total assets	$39,539	$37,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$955	$961
Accrued compensation	1,188	1,283
Other accrued expenses	1,360	963
Advance payments	72	177
Deferred revenue	60	138
Other current liabilities	277	299
Total current liabilities	3,912	3,821

Commitments and contingencies (Note 11)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2012 and 2011	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,674,541 shares as of December 31, 2012 and 23,513,978 shares as of December 31, 2011	24	24
Additional paid in capital	223,575	220,838
Accumulated deficit	(187,509)	(186,656)
Treasury stock, 150,000 shares as of December 31, 2012 and 25,000 shares as of December 31, 2011	(463)	(95)
Total shareholders’ equity	35,627	34,111
Total liabilities and shareholders’ equity	$39,539	$37,932

eMagin Corporation
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31 (unaudited)		For the Year Ended December 31
	2012	2011	2012	2011

Revenue:
Product	$6,848	$6,943	$26,112	$23,507
Contract	1,478	1,085	4,448	5,674
Total revenue, net	8,326	8,028	30,560	29,181

Cost of goods sold:
Product	3,612	2,527	13,526	11,080
Contract	612	259	2,089	2,627
Cost of goods sold	4,224	2,785	15,615	13,707
Gross Profit	4,102	5,243	14,945	15,474

Operating expenses:
Research and development	1,168	991	4,738	3,063
Selling, general and administrative	2,058	2,775	8,584	9,136
Total operating expenses	3,226	3,766	13,322	12,199
Income from operations	876	1,477	1,623	3,275

Other income (expense):
Interest expense	(11)	(18)	(29)	(103)
Other income	11	9	43	41
Change in fair value of warrant liability	—	—	—	2,548
Total other income (expense), net	—	(9)	14	2,486
Income (loss) before provision for income taxes	876	1,467	1,637	5,761
Income tax (benefit) expense	(910)	252	(615)	795
Net income	$1,786	$1,215	$2,252	$4,966

Income (loss) per common shares, basic	$0.04	$0.04	$0.06	$0.17
Income (loss) per common shares, diluted	$0.04	$0.04	$0.06	$0.07

Weighted average number of shares outstanding:
Basic	23,524,541	23,331,975	23,486,463	22,448,138
Diluted	25,445,909	25,371,771	25,382,125	25,574,522
Cash dividends declared per common share	$0.10	$—	$0.10	$—

 Non-GAAP Information
(in thousands except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
Adjusted EBITDA:	2012	2011	2012	2011

Net income	$1,786	$1,215	$2,252	$4,966
Change in fair value of warrant liability	-	-	-	(2,548)
Severance	-	(94)	(53)	(84)
Adjusted net income	1,786	1,121	2,199	2,334
Non-cash compensation	524	1,130	2,483	2,907
Depreciation and amortization expense	200	53	368	170
Interest expense	11	18	29	103
Adjusted provision for income taxes	(910)	252	(615)	795
Adjusted EBITDA	$1,611	$2,574	$4,464	$6,309